CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION


     Salomon Brothers Vehicle Securities Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of Salomon Brothers Vehicle Securities Inc. by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     RESOLVED that the Certificate of Incorporation of Salomon Brothers Vehicle Securities Inc. be amended by changing the first Article thereof so that, as amended, said Article shall be and read as follows:

          "The name of the corporation is SSB Vehicle Securities Inc. (the "Corporation")."

SECOND: That the Corporation has not received any payment for any of its stock.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 241 of Title 8 of the General Corporation Law of the State of Delaware.

     In witness whereof, said corporation has caused this certificate to be signed by Ted Yarbrough, an Authorized Officer, this 2nd day of April, 1998.



                              BY:  /s/ Ted Yarbrough
                                   --------------------------------
                                   Ted Yarbrough
                                   Authorized Officer